Exhibit 10.7
TRANSITION AGREEMENT
This Transition Agreement (this “Agreement”) is made and entered into as of October 12, 2017, by and between GRAIL, Inc., a Delaware corporation (the “Company”), and Jeffrey T. Huber (“you”).
RECITALS
A. On February 10, 2016, the Company and you entered into a certain Offer Letter to Become Chief Executive Officer of Grail, Inc. effective February 29, 2016 (your “Employment Agreement”).
B. You became Chief Executive Officer of the Company on February 29, 2016 and were replaced as Chief Executive Officer effective on August 2, 2017, but have remained employed by the Company pending agreement on the terms of your transition.
C. This Agreement terminates and supersedes your Employment Agreement and provides the terms for your separation as an employee of the Company and your continuation of service as a member and Vice Chairman of the Board of Directors of the Company (the “Board”).
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, you and the Company hereby agree as follows:
1. Termination of Employment and Continuation as Vice Chairman of the Board.
The Company and you agree that your employment with the Company has been terminated without cause effective on the date of this Agreement (the “Separation Date”). Notwithstanding the provision of your Employment Agreement that provides that, if your employment with the Company terminates for any reason, your membership on the Board shall also terminate, the Company has agreed that you may continue to serve on as a member of the Board and as Vice Chairman of the Board until such time as the Board votes to remove you from the Board, with or without Cause (as defined below), at which time you agree to submit (and, in any event, will automatically be deemed to have submitted) your resignation from the Board and you will cease to be a member of the Board. While you serve as a member of the Board, you will receive the same compensation as other non-employee members of the Board receive for their Board service, excluding fees they may receive for service on committees or as Board Chair. While you serve on the Board, the Board, in consultation with the Chief Executive Officer of the Company, will determine your role and responsibilities as Vice Chairman and the protocol for your interactions with the management of the Company. You will not receive any additional compensation as Vice Chairman. For purposes of the Company’s Voting Agreement dated February 28, 2017, as amended July 11, 2017, and as may be further amended (the “Voting Agreement”), you will be considered to occupy one of the Board seats allocated to the At-Large Directors.
2. Separation Payments and Benefits.
In accordance with your Employment Agreement, you will receive the following separation payments and benefits:
a. Accrued Compensation. The Company will promptly pay you (i) any unpaid portion of your base salary at the rate of $500,000 per year through the Separation Date, plus (ii) the value of all unused PTO earned through the Separation Date and (iii) any earned but unpaid annual bonus for 2016. In addition, the Company will promptly reimburse you for any reasonable business expenses incurred during your employment in accordance with the Company’s expense reimbursement policy.
b. Severance Payment. The Company will pay you a severance payment equal to a total of $1,312,500, payable in equal monthly installments over a period of 18 months from the Separation Date.

c. Accrued Bonus. The Company will pay you an amount equal to the pro-rata portion of your annual bonus for 2017, at the actual achievement level, through the Separation Date, which will be calculated as of the end of 2017. This payment will be made no later than (x) two and one half months following the end of 2017 and (y) such earlier time when other bonuses are generally paid to senior executives of the Company.
d. COBRA. Subject to your timely and proper election for COBRA coverage, you will be entitled to the continuation of your then-effective group health, dental and vision benefits for you and your COBRA-eligible dependents, at Company cost for all premiums, for 18 months under COBRA, provided that, if the Company determines that it cannot provide such continued health benefits without potentially violating applicable law or incurring additional expense for non compliance under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will provide to you in lieu thereof a lump-sum payment in an amount equal to 18 months of such continued health benefits, which payment will be made regardless of whether you elect COBRA continuation coverage.
Receipt of the payments and benefits described in paragraphs (b) through (d) above shall be conditioned in its entirety upon your) execution of a release of claims in the form attached as Exhibit A (the “Release”), the Release becoming irrevocable and your continued compliance with the terms thereof. The Release must be executed and become irrevocable within 30 days of your Separation Date. The first installment of the payments described in item (b) of this paragraph, and if applicable, the cash payment described in item (d) of this paragraph, will be paid out in a lump sum on the first business day after the 30th day following the Separation Date.
3. Acceleration of Initial Time-Based Equity Award.
Immediately after the Release becomes irrevocable, the vesting of your Initial Time-Based Equity Award of 11,428,571 restricted shares of the Company’s Class B Common Stock, which were purchased by you for cash, will accelerate by an incremental 12 months such that your total vested shares as of the Separation Date will be 31/48ths of the total Award or 7,380,952 vested shares, and the balance of this Award will continue to vest monthly on the 29th day of each month after the Separation Date (or if there is no such date in a given month, then on the last day of such month) for so long as you continue to serve as a member of the Board until this Award is fully vested. If the Release has become irrevocable and you are subsequently removed from the Board without Cause (as defined below), the remaining balance (if any) of unvested shares under this Award will accelerate and this Award will be fully vested. Unvested restricted shares that are held by you upon the termination of your service on the Board for any reason may be repurchased by the Company, at its option, at your original purchase price of $0.24 per share (as adjusted for any subsequent stock splits, combinations or recapitalizations, dividends and distributions (whether such dividends and distributions are in cash or securities), payable in cash no later than 90 days following the effective date of the termination of service on the Board.
4. Initial Milestone-Based Equity Award.
So long as you continue to serve as a member of the Board following the date the Release becomes irrevocable, you will remain eligible for vesting of your Initial Milestone-Based Equity Award of 5,714,286 restricted shares of the Company’s Class B Common Stock, which were purchased by you for cash, as follows:
a. 2,857,143 of the shares subject to the Initial Milestone-Based Equity Award will vest, subject to your continued service on the Board at such time, on the earlier to occur of (i) February 29, 2020 and (ii) the date of the closing of a “Transformative Transaction”; and
b. 2,857,143 of the shares subject to the Initial Milestone-Based Equity Award will vest, subject to your continued service on the Board at such time, on the earlier to occur of (i) February 29, 2020 and (ii) the date of the closing of a “Transformative Transaction.”

A single Transformative Transaction cannot result in the vesting of more than 50% of the shares subject to the Initial Milestone-Based Equity Award. For purposes of the vesting of the Initial Milestone-Based Equity Award, a “Transformative Transaction” includes, by way of example and not limitation, a Qualified IPO (as defined in the Company’s Series A Preferred Stock financing documents) or such other event or transaction the Board determines in its discretion to constitute a Transformative Transaction. Unvested restricted shares that are held by you upon the termination of your service on the Board for any reason may be repurchased by the Company, at its option, at your original purchase price of $0.24 per share (as adjusted for any subsequent stock splits, combinations or recapitalizations, dividends and distributions (whether such dividends and distributions are in cash or securities), payable in cash no later than 90 days following the effective date of your termination of your service on the Board.
5. Inducement Equity Award; Initial Incentive Equity Award.
The Company acknowledges that each of (i) your Inducement Equity Award of 2,857,143 shares of Class B Common Stock, which were issued to you at no cost on or about April 15, 2016, and (ii) the Incentive Equity Award of 4,989,397 shares of Class B Common Stock, which were issued to you at no cost on or about February 7, 2017, is fully vested.
6. Additional Incentive Equity Awards.
So long as you continue to serve as a member of the Board following the date the Release becomes irrevocable, you will also be eligible to receive additional Incentive Equity Awards (each an “Incentive Award”) that will be delivered, at the election of the Company, in the form of (x) fully vested shares of Class B Common Stock, (y) if there are no shares of Class B Common Stock then outstanding, such class of shares or other form of consideration into which the Class B Common Stock has been converted, or (z) cash. You will be eligible to receive the Incentive Awards in the amounts set forth below based upon the closing of up to two Qualifying Events described below, provided that the Qualifying Event is commenced while you are in service on the Board and is completed on or before February 29, 2026, where the per-share valuation of a common stock equivalent share based on the Company’s total number of common stock equivalent shares (including shares issuable with respect to then outstanding convertible securities, options and warrants) outstanding immediately prior to the Qualifying Event equals or exceeds one or more of the valuation thresholds set forth below, in each case as appropriately adjusted for splits, combinations, recapitalizations, dividends and distributions (whether such dividends and distributions are in cash or securities): (i) a private equity financing of at least $500 million in cash proceeds to the Company at least 25% of which is received from new investors, (ii) a Qualified IPO, or the Company’s shares of common stock otherwise become publicly traded on the Nasdaq or New York Stock Exchange (a “Qualified Public Listing”), (iii) achieving a public trading valuation based on the closing prices of the Company’s publicly traded common stock for a period of at least 30 consecutive trading days on a national securities exchange or national electronic trading market, or (iv) a Change of Control of the Company (each, a “Qualifying Event”):
(A)An Incentive Award having an aggregate value of $65 million upon the closing of the first Qualifying Event at a per-share valuation equal to or greater than 20X the Series A Preferred Stock price per common stock equivalent share; and
(B)An additional Incentive Award having an aggregate value of $65 million upon the closing of the first Qualifying Event at a per-share valuation equal to or greater than 40X the Series A Preferred Stock price per common stock equivalent share.
A single Qualifying Event may result in one or two Incentive Awards. For example, if the first Qualifying Event is at a per-share valuation equal to or greater than 40X per share of Series A Preferred Stock, you would receive two Incentive Awards having a total value of $130 million (one Incentive Award because the per-share valuation was equal to or greater than 20X the Series A price and a second Incentive Award because the per-share valuation was equal to or greater than 40X the Series A price). However, the total value of both such Incentive Awards that may be awarded will not exceed $130 million. The issuance of

Incentive Awards to you will occur upon the closing of the Qualifying Event, and the Company may, at its election, “net settle” any Incentive Award by reducing the amount of the Incentive Award as necessary to cover any required withholding taxes at the applicable minimum withholding rates and will pay such withholding taxes on your behalf to the appropriate tax authorities. In the event that the Company elects to satisfy an Incentive Award through the issuance of shares of Class B Common Stock or other shares into which the Class B Common Stock has been converted pursuant to clause (x) or (y) above at a time when the Company is privately held, then the number of shares to be awarded will be equal to the quotient of $65 million divided by the per-share valuation of the Qualifying Event.
7. Section 409A
Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Internal Revenue Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. The termination of your employment on the Separation Date shall be considered and deemed a “separation from service: for purposes of Section 409A.
8. Your Liquidity Rights
The Company agrees that the Board will consider in good faith providing you a liquidity opportunity in connection with a subsequent financing in which there is excess investor demand and may, in its discretion, offer you a one-time opportunity to sell to the Company some or all of the 7,500,000 shares of Series A Preferred Stock and/or the 997,879 shares of Series B Preferred Stock that you have purchased from the Company at a fair market value price to be mutually agreed between the Company and you, for an aggregate sales price of up to $15 million. The Company will provide you reasonable advance notice of future financings where this opportunity may be offered to you. The Liquidity Rights for Common Stock provided in Section 4(g) of your Employment Agreement are hereby terminated and of no further force or effect.
9. Company Repurchase Right.
The Company’s repurchase right provided in Section 4(i) of your Employment Agreement to repurchase all but not less than all of your vested and outstanding Common Stock on the fifth anniversary of the date your Continued Service (as defined in your Employment Agreement) ceases, is hereby terminated and of no further force or effect.

10. Conversion of Class B Common Shares.
If your service on the Board ceases for any reason, the Company shall have the right at any time thereafter, but not the obligation, by resolution of the Board to convert all of the outstanding shares of Class B Common Stock held directly, indirectly or beneficially by you, by your legal representative, or by any trust or other entity to which you have transferred such shares, including but not limited to the Maywood Trust U/A/D 09/19/2012, or any successor trust or entity (collectively, such holders other than you are referred to herein as your “Related Holders” and the shares of Class B Common Stock held by you and the Related Holders collectively are referred to herein as “Your Shares”), to Class A Common Stock at the ratio of 0.44 shares of Class A Common Stock for each 0.42 shares of Class B Common Stock (the “Conversion Ratio”). Immediately before the effective date of any Qualified IPO, Qualified Public Listing, or Change in Control (as defined below) (each an “Automatic Conversion Event”), all of Your Shares of Class B Common Stock shall be automatically converted to Class A Common Stock at the Conversion Ratio. In addition, upon any transfer of Your Shares of Class B Common Stock by you or by any of your Related Holders, other than a transfer to another Related Holder for your estate planning purposes where which you retain sole voting power with respect to the shares and such Related Holder agrees in writing to be bound by the provisions of this paragraph 10 and paragraph 11 of this Agreement, the transferred shares will be automatically converted from Class B Common Stock to Class A Common Stock at the Conversion Ratio. The grant by you of a voting proxy to anyone other than as provided in paragraph 11 below, or the occurrence of any event or circumstance that causes you to no longer hold sole voting power, with respect to shares of Class B Common Stock held by you or by a Related Holder shall be deemed equivalent to a transfer of such shares, and shall cause such shares of Class B Common Stock to be automatically converted to Class A Common Stock at the Conversion Ratio. You and the undersigned Related Holder agree to approve an amendment to the Company’s Restated Certificate of Incorporation that is proposed and approved by the Board in order to give effect to the foregoing provisions of this paragraph 10, and to take such other actions as may be requested by the Board to effect the conversion of Your Shares in accordance with this paragraph 10.
11. Voting of Shares Controlled by You; Grant of Proxy.
You and your Related Holders will continue to be bound by the Voting Agreement, and will vote, or cause to be voted, all shares of Company stock owned by you, or over which you have voting control, as required by the Voting Agreement. In addition, until such time as there is an Automatic Conversion Event, with respect to all matters submitted to a vote of the stockholders of the Company that are not governed by the Voting Agreement, you and your Related Holders agree to vote, or cause to be voted, all of Your Shares of Class B Common Stock with respect to such matters as recommended by a majority of the Board. To secure your obligations to vote Your Shares of Class B Common Stock in accordance with the preceding sentence, you and your Related Holders hereby constitute and appoint as your proxy, and hereby grant a power of attorney to, the person then serving as Chief Executive Officer of the Company or to such other person as may be designated by the Board, with full power of substitution, and hereby authorize such person to represent and vote all of Your Shares of Class B Common Stock (whether in person, by proxy, or by written consent) with respect to matters not governed by the Voting Agreement. This proxy is irrevocable and coupled with an interest.
12. Definitions
The following terms have the meaning set forth below wherever they are used in this Agreement:
“Cause” means the occurrence of any of the following: (A) your willful conduct (including a failure to act) or gross negligence that causes material and demonstrable injury, monetarily or otherwise, to the Company; (B) your conviction of, or a plea of nolo contenders to, a crime constituting a felony under the laws of the United States or any state thereof involving moral turpitude; (C) your willful commission of any act of fraud, misappropriation or embezzlement with respect to the Company; (D) your willful material breach of your fiduciary duties to the Company or its subsidiaries or affiliates; (E) your repeated failure to attempt in good faith to perform your duties as a Board member or follow the reasonable written direction of the Board with respect to your services as Vice Chairman; and (F) any action or inaction that constitutes a material breach of a provision of this Agreement or any confidentiality or other agreement by and between you and the Company, which breach causes material and demonstrable injury, monetarily or otherwise, on the Company. Any determination that you have engaged in conduct for which the Board wishes to terminate your service will be made after a meeting of the non-employee directors of the Board at which you will be invited to appear, with counsel, to respond to the allegations set forth in the written notice to you of such meeting (which notice will provide sufficient specificity to allow you to respond to such allegations), and in the case of the events described in (A), (D), (E) or (F), to the extent substantially the same event for which you were given such notice and opportunity to respond and a reasonable opportunity to cure did not occur previously within the prior 6 months, a reasonable opportunity to cure any action or inaction that is the basis for the Board intent to terminate your service. For purposes of this Agreement, an act (or failure to act) will be considered “willful” only if done (or failed to be done) by you intentionally and in bad faith.
“Change in Control” means a change in control transaction described in U.S. Treasury Regulation 1.409A-3(i)(5)(v), 1.409A-3(i)(5)(vi), or 1.409A-3(i)(5)(vii).
13. Expenses.
The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company as a Board member.
14. Confidential Information and Other Company Policies.
You will continue to protect the Company’s confidential information in accordance with the confidential information agreement you signed as an employee, and will comply any other policies and programs adopted by the Company that are applicable to its Board members, as such policies and programs may be amended from time to time.
15. Indemnification.
The Company will indemnify you against actions, suits, claims, legal proceedings and the like as provided in and under the terms of your Indemnity Agreement dated February 10, 2016. In addition, you will be covered by a director and officer liability insurance policy maintained by the Company, and the terms of your coverage under that insurance policy will be no less favorable than those terms offered under that policy to any other director or officer of the Company. The Company represents and covenants that it will maintain an effective director and officer liability insurance policy during your tenure as a director.
16. Arbitration.
You and the Company agree to submit to mandatory binding arbitration, in San Francisco County, California, any and all claims arising out of or related to this Agreement, your service as a Board member or the termination thereof, or your employment with the Company or the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration will be the exclusive remedy for the subject matter of such administrative claims. The arbitration will be conducted through the American Arbitration Association, provided that (i) the arbitrators will have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon you or any third party and (ii) this arbitration provision will not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. The arbitrator will issue a written decision that contains the essential findings and conclusions on which the decision is based. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.
17. Additional Agreements.
You will continue to be bound by the Voting Agreement and that certain Right of First Refusal and Co-Sale Agreement, dated as of February 28, 2017, by and among the Company and the other parties thereto, as amended, the grant relating to your Initial Time-Based Equity Award, as amended by this Agreement, and the grant relating to your Initial Milestone-Based Equity Award, as amended by this Agreement. To the extent that there is any inconsistency between the terms of either of such grants and the terms of this Agreement, the terms of this Agreement will take precedence and will be deemed to have amended such grants.
18. Miscellaneous.
a. Absence of Conflicts. You represent that your execution of this Agreement and the performance of your duties under this Agreement will not breach any other agreement as to which you are a party.
b. Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. This Agreement is binding on and you and your successors and assigns, including Related Holders, and may be enforced by the Company and its successors and assigns. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement.
c. Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or either (i) two business days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or (ii) confirmed by the recipient as received via electronic mail or facsimile. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to the Chairman of the Board at the Company’s corporate headquarters.
d. Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.
e. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without such provision.
f. Withholding. All sums payable to you hereunder will be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.
g. Entire Agreement; Employment Agreement Superseded. This Agreement represents the entire agreement between the parties concerning the subject matter of your service with the Company and supersedes your Employment Agreement, which is hereby terminated and of no further force or effect. This Agreement may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted.
h. Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict-of-laws provisions.
i. Survival. The provisions of this Agreement will survive the termination of your service on the Board for any reason to the extent necessary to enable the parties to enforce their respective rights under this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Transition Agreement as of the date first written above.

COMPANY:

GRAIL, Inc.

/s/ William Rastetter
By: William Rastetter
Chief Executive Officer
Accepted and agreed to this October 12, 2017

By:	/s/ Jeffrey T. Huber
Jeffrey T. Huber

11 Maywood Lane Menlo Park, CA 94025

The undersigned is a “Related Holder” as defined in paragraph 10 of this Agreement, and by signing below acknowledges and agrees to be bound by the provisions of paragraphs 10 and 11 of this Agreement:

Maywood Trust U/A/D 09/19/2012

By:	/s/ Jeffrey T. Huber
Jeffrey T. Huber, Trustee
[SIGNATURE PAGE TO TRANSITION AGREEMENT]

Exhibit A
RELEASE
In consideration of the termination benefits described herein (the “Benefits”) provided and to be provided to me by GRAIL, Inc., or any successor thereof (the “Company”) pursuant to my Transition Agreement with the Company dated October __, 2017 (the “Transition Agreement”), and in connection with the termination of my employment, I agree to the following general release (the “Release”).
1. On behalf of myself, my heirs, executors, administrators, successors and assigns, hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with the Company and/or any predecessor to the Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.” This Release does not extend to, and has no effect upon, my rights under the Transition Agreement and any benefits that have accrued, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, as modified by the Transition Agreement, or to my right to indemnification by the Company and continued coverage by the Company’s director’s and officer’s insurance.
2. In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release will prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section 2802 or other applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing or other applicable state or federal agency. Moreover, I will continue to be indemnified for my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Indemnification Agreement between me and the Company, if any, and I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as are other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration as set forth below and the arbitration provision set forth in the Transition Agreement.

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3. I understand and agree that the Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.
4. In my existing and continuing obligations to the Company, I have returned to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof), except for those items that are necessary or appropriate for me to fulfill my duties and responsibilities as a member of the Board of Directors of the Company. I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).
5. I represent and warrant that I am the sole owner of all claims relating to my employment with the Company and/or with any predecessor of the Company and that I have not assigned or transferred any claims relating to my employment to any other person or entity.
6. I agree to keep the Benefits and the provisions of the Release and the Transition Agreement confidential and not to reveal its contents to anyone except my lawyer, my accountant, my spouse or other immediate family member and/or my financial consultant, or as required by legal process or applicable law or as necessary to enforce the provisions of the Transition Agreement.
7. I understand and agree that the Release will not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.
8. For a period of three (3) years from the Effective Date, I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. For a period of three (3) years from the Effective Date, the Company (including its subsidiaries) will not make, and agrees to use commercially reasonable efforts to cause the officers, directors, employees and spokespersons of the Company to refrain from making, any negative or disparaging statements or comments, either as fact or as opinion, about me (or authorizing any statements or comments to be reported as being attributed to the Company). Nothing in this paragraph will prohibit me or the Company from providing truthful information in response to a subpoena or other legal process.
9. Any controversy or claim arising out of or relating this Release, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, will be submitted to arbitration consistent with the terms of the Transition Agreement.
10. As a condition of my receipt of the Benefits, I agree that, upon reasonable notice (after taking into account, to the extent reasonably practicable, my other personal and business commitments) and without the necessity of the Company obtaining a subpoena or court order, I will provide reasonable cooperation to the Company in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), or the decision to commence on behalf of the Company any suit, action or proceeding, any investigation and/or any defense of any claims asserted against the Company or any of the Company’s current or former directors, officers, employees, partners, stockholders, agents or representatives of any of the foregoing, and any ongoing or future investigation or dispute or claim of any kind involving the Company that relates to events occurring during my employment as to which I may
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have relevant information and any other matter for which I was responsible or had knowledge of through date of my termination of employment. Such cooperation may include, but will not be limited to, providing background information within my knowledge; aiding in the drafting of declarations; executing declarations or similar documents; testifying or otherwise appearing at investigation interviews, depositions, arbitrations or court hearings; and preparing for the above-described or similar activities. Upon the reasonable request of the Company, I agree to cooperate with the transition of my job responsibilities on any termination of employment and cooperate in providing information on matters on which I was involved while an employee.
11. I acknowledge that I have been given at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release will expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that the Company’s obligations under the Release and the Transition Agreement will not become effective or enforceable until the eighth (8th) calendar day after the date I have signed the Release and delivered it to the Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to the Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.
12. In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release and the Transition Agreement contain our entire understanding regarding eligibility for the Benefits and supersede any or all prior representations and agreements regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of the Release such as the Transition Agreement, my proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between the Company and me that are consistent with the Transition Agreement. Once effective and enforceable, the Release can be changed only by another written agreement signed by me and an authorized representative of the Company.
13. Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above will otherwise remain effective to release any and all other claims. I acknowledge that I have been advised by legal counsel and have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.
14. The Benefits provided and to be provided to me by the Company consist of the applicable benefits and payments in accordance with the Transition Agreement.
[SIGNATURE PAGE TO RELEASE FOLLOWS]
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EMPLOYEE’S ACCEPTANCE OF RELEASE
BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND, AFTER DOING SO, I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.
EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

EMPLOYEE:

Executed this 12th day of October, 2017.

/s/ Jeffrey T. Huber
Jeffrey T. Huber

COMPANY:

Agreed and Accepted:

GRAIL, Inc..

/s/ William Rastetter
By: William Rastetter
Title: Chief Executive Officer
Date: October 13, 2017
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GRAIL, INC.
August 27, 2020
Jeffrey T. Huber
5 Betty Lane
Atherton, CA 94027
Re: Amendment to Transition Agreement
Dear Jeff,
This letter of amendment (this “Amendment”) amends that certain Transition Agreement by and between you and GRAIL, Inc., a Delaware corporation (the “Company”), dated as of October 12, 2017 (the “Transition Agreement”), as set forth below. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Transition Agreement.
1.Additional Incentive Equity Awards. Section 6 of the Transition Agreement is hereby deleted in its entirety and replaced as follows:
“6.  Additional Incentive Equity Awards.  You are hereby granted an award with an aggregate potential value of up to $78 million (the “Incentive Award”), that you may earn based on the achievement of the performance goals set forth below (each, a “Qualifying Event”) and your continued service as a member of the Board through the applicable Vesting Date (as defined below), provided, that continued Board service through the Vesting Date shall not be required in the event that you are involuntarily removed from the Board without Cause, you are unable to stand for reelection to the Board due to Board-imposed director term limits or your Board service terminates due to your death or disability (as determined by the Board in good faith) (in any case described in this proviso, an “Involuntary Termination”). The Incentive Award, to the extent earned in accordance with the terms and conditions set forth below, will be delivered, at the election of the Company, in the form of (x) fully vested shares of Class B Common Stock, (y) if there are no shares of Class B Common Stock then outstanding (including, for the avoidance of doubt, if your shares of Class B Common Stock have converted to Class A Common Stock pursuant to Section 10 hereof), such class of shares or other form of consideration into which the Class B Common Stock has been converted, or (z) cash, and in any case of the foregoing (x), (y), or (z), issued or paid to you no later than 10 days following the applicable Vesting Date (or such later date as may be mutually agreed by the Company and you but not later than March 15th of the year following the applicable Vesting Date). For the avoidance of doubt, if a Change of Control (as defined below) occurs and the Company (or any successor of the Company in a Change in Control (a “Successor”)) becomes a subsidiary of the acquiror in such Change of Control, then any Incentive Award that becomes payable following such Change of Control shall be paid, at the election of the Company (i) in cash, or (ii) if the Company’s Class B Common Stock (or securities into which the Class B Common Stock has previously been converted) is converted in whole or in part into securities of the ultimate parent company of the Company (“Parent Company Securities”) in connection with such Change of Control, in the form of Parent Company Securities (and the provisions of Section 6(e) below shall apply to any such payment in the form of Parent Company Securities).
a.A Qualifying Event means any one or more of the following:
i.$19.5 million of the Incentive Award shall be earned upon the achievement by the Company (including any Successor) of cumulative Net Revenue (as defined below) of $500 million or more in any period of four consecutive Company or Successor fiscal quarters, or any
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period of four consecutive fiscal quarters of the Company and Successor combined (each a “Measurement Period”);
ii.$19.5 million of the Incentive Award shall be earned upon the achievement by the Company (including any Successor) of cumulative Net Revenue of $750 million or more in any Measurement Period;
iii.$19.5 million of the Incentive Award shall be earned upon achievement by the Company and (including any Successor) of cumulative Net Revenue of $1.5 billion or more in any Measurement Period; and
iv.$19.5 million of the Incentive Award shall be earned upon the achievement by the Company (including any Successor) of cumulative Net Revenue of $2 billion or more in any Measurement Period.
b.In the event of a Change in Control of the Company, the Incentive Award shall remain outstanding and eligible to vest based on Net Revenue following the Change in Control (in accordance with the post-Change in Control definition of Net Revenue) pursuant to the terms of this Agreement (as amended) unless otherwise mutually agreed between you and any Successor. For example, if the Company achieves a total of $200 million of Net Revenue in the second and third quarters of calendar year 2022, and is acquired in a Change in Control on September 30, 2022, and the acquiring company achieves a total of $300 million of Net Revenue (in accordance with the post-Change in Control definition of Net Revenue) in its next two fiscal quarters, that total achievement of $500 million of Net Revenue in four consecutive quarters constituting a Measurement Period will constitute a Qualifying Event for which the first $19.5 million of the Incentive Award shall be earned and payable (assuming such increment has not previously been earned and paid). A single Qualifying Event may result in one or more than one installment of the Incentive Award being earned. For example, if the first Qualifying Event includes achievement of Net Revenue of $1.5 billion or more, then you will earn, on the applicable Vesting Date, the total of the first three installments of the Incentive Award ($58.5 million) corresponding to the first three Qualifying Events. For clarity, in no event may any installment of the Incentive Award be earned or paid more than once (i.e., in no event may the attainment of any applicable Net Revenue target result in payment of more than a single $19.5 million installment, even if attained in more than one Measurement Period), and in no event will the aggregate Incentive Award payable pursuant to this Section 6 exceed $78 million.
c.Any amounts earned pursuant to the foregoing, shall become vested upon: (i) filing of the Company’s (or its Successor’s) quarterly report on Form 10-Q for the last fiscal quarter of the applicable Measurement Period or, if the applicable Measurement Period ends with the last fiscal quarter of the Company (or its Successor), the annual report on Form 10-K for the fiscal year, if the Company or its Successor is then a public reporting company; or (ii) if the Company or its Successor is not then a public reporting company, the presentation to the Board or its Audit Committee of the Company’s or its Successor’s financial statements for the fiscal quarter in which the portion of the Incentive Award is earned, and such vesting and delivery of the applicable portion of the vested amount of the Incentive Award shall, in any event, occur no later than 60 days following the end of the applicable fiscal quarter (any such date on which any portion of the Incentive Award becomes vested as described in the preceding clauses (i) and (ii), a “Vesting Date”), in each case, subject to your continued service as a member of the Board through the applicable Vesting Date (except as expressly provided below). The payment, if any, of any earned portion of the Incentive Award following the applicable Vesting Date shall be subject to recoupment or “clawback” as may be required by applicable law, stock exchange rules or by any Company policy that is applicable generally to executive officers and/or members of the Board of Directors as a result of a financial
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restatement by the Company (or its Successor), provided that you shall remain eligible to earn the Incentive Award for the duration of this Agreement.
d.The Incentive Award shall lapse to the extent unvested, and you will forfeit any and all rights in or to any then-unvested portion of the Incentive Award, on the first to occur of: (i) the date your service on the Board terminates for any reason other than an Involuntary Termination, and (ii) the 10th anniversary of the date of this Amendment. For clarity, if your Board service terminates due to an Involuntary Termination, the Incentive Award shall remain outstanding and eligible to vest as provided above (without regard to any continued service requirement), and shall lapse on the 10th anniversary of the date of this Amendment to the extent not vested on or prior to such 10th anniversary. Notwithstanding anything herein to the contrary, the Company or its Successor may at any time, in the Company’s or its Successor’s sole discretion, cause the Incentive Award to accelerate and become fully vested and payable (to the extent not previously vested and paid) and, following the payment to you of any such accelerated amount, the Company (or, if applicable, its Successor) shall have no further obligations to you under this Section 6.
e.In the event that the Company or its Successor elects to deliver any portion of the Incentive Award through the issuance of Class B Common Stock or other shares into which the Class B Common Stock has been converted in accordance herewith at a time when such shares are not publicly traded on a national securities exchange, the number of shares to be issued shall be based on the fair market value of such shares as of the applicable Vesting Date, as determined by the Board based on the Company’s most recent valuation of its Class B Common Stock or other shares into which the Class B Common Stock has been converted (as applicable) in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (such code section, “Section 409A”), as prepared by an independent third-party. In the event that the Company or its Successor elects to deliver any portion of the Incentive Award through the issuance of Class B Common Stock or other shares into which the Class B Common Stock has been converted in accordance herewith at a time when such shares are publicly traded on a national securities exchange, the number of shares to be issued shall be determined by reference to the 30-day volume weighted average per share closing price ending on the last trading day immediately prior to the issuance of such shares, as reported in The Wall Street Journal or equivalent source, as determined by the Board, and the shares shall be registered for resale at the time of issuance (or, if a resale registration statement with respect to such shares is not then in effect, the Company will use its commercially reasonable efforts to file a registration statement covering the resale of such shares and cause such registration statement to become effective as promptly as practicable and you agree to cooperate with the Company as reasonably requested in connection therewith). If the issuance of shares to you as contemplated by this Section 6(e) is being made in reliance on a private placement exemption from the registration requirements of the Securities Act of 1933, as amended, you agree, at the request of the Company, to provide the Company with a customary investor representation statement to confirm compliance with such exemption.
f.For purposes of this Section 6, the capitalized terms below shall have the following meanings:
(a)“Affiliate” shall mean any person or entity which at the time in question directly or indirectly controls, is controlled by, or is under common control with the Company. For the purposes of the foregoing, “control” means the possession, directly or indirectly, of: (i) more than 50% of the voting interests of an entity; or (ii) the power to direct or cause the direction of the management or policies of an entity, whether through the ownership of voting interests, by agreement with respect to the voting of voting interests, by other agreement conferring control over management or policy decisions, by virtue of the power to control the composition of the
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board of directors or managers, or otherwise. The terms “controlling” and “controlled” will have correlative meanings.
(b)“Net Revenue”
(i)Prior to a Change in Control, Net Revenue shall mean the consolidated net revenue of the Company and its Operational Affiliates determined under Generally Accepted Accounting Principles as set forth in its financial statements, which shall be audited annually and reviewed quarterly by an independent public accountant of national standing.
(ii)Following a Change in Control, Net Revenue shall mean the consolidated net revenue derived by the Company and its Successor and their respective Affiliates, from the Sales (as defined below) of the Company’s products, services, technology or intellectual property, including but not limited to the Company’s Galleri multi-cancer early detection test and any other products or services that are based in whole or in part on the Company’s technology or intellectual property as they existed immediately prior to or as they may be amended, enhanced or further developed following the Change in Control (collectively, “Grail Products or Services”). For this purpose, “Sales” shall mean and include any and all revenue from any sale, distribution, lease, license, provision, performance, or other transfer, making available, or exploitation of the Grail Products or Services in question (with the terms “Sell” and “Sold” having correlative meanings), and shall be determined as the gross amount invoiced or otherwise charged by the Successor and its Affiliates for the Sales of any product or service that includes Grail Products or Services, less only the following items to the extent actually taken or incurred with respect to such Sale and all in accordance with standard allocation procedures, allowance methodologies, and accounting methods consistently applied in accordance with generally accepted accounting principles in the United States at the time in question (except as otherwise provided below):
i.credits or allowances for returns, damaged or non-conforming products, rejections, recalls, or billing corrections;
ii.freight, postage, shipping and insurance, handling, and other transportation costs, provided that such items are passed on to the purchaser (or other acquirer) at cost;
iii.sales, use, value added, and other similar taxes (excluding income taxes), tariffs, customs duties, surcharges, and other governmental charges levied on the production, sale, transportation, delivery, use, or performance of such Grail Products or Services that are actually paid to the governmental authority;
iv.any quantity, cash, or other trade discounts, rebates, price reductions or charge backs; and
v.sales commissions or collection costs and
vi.if any Grail Product or Services are bundled with one or more products or component of the Successor or another party (“Bundled Product”), then Net Revenue for such Bundled Product shall be multiplied by the fraction A/(A
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+B), where A is the value of the Grail Product or Services, and B is the value of the products or component of Successor or another party, in each case as determined in good faith by the Board, and such resulting amount shall be the “Net Revenue” for the Bundled Product.
For purposes of calculating Net Revenue for a Grail Product or Service in question, a Sale will be deemed to occur consistent with the Successor’s or its Affiliate’s standard revenue recognitions policies as applied to its similar products and services in similar channels and countries.
If after a Change in Control (i) a Grail Product or Service is Sold in a manner that is not an arm’s-length transaction; (ii) a Grail Product or Service is Sold in-kind or for non-cash consideration; or (iii) if there is not sufficient information available to determine such average Net Revenue, the Company or its Successor will notify you in writing at or before the time it is obligated to provide you with (or file with the Securities and Exchange Commission if it is a publicly reporting company) the financial statements for the relevant quarter, and you and the Company or its Successor will negotiate in good faith an appropriate Net Revenue value, taking into consideration the fair market value of such Grail Product or Service and the Net Revenue received by the Company or its Successor the fair value of other similar products or services; provided, however, that any discounting on Grail Products or Services in connection with participation in a patient registry program in exchange for patient outcomes or reporting or the provision of Grail Products or Services in accordance with a clinical trials, demonstration pilots or other introductory rates to new customers shall be deemed to be arm’s-length transactions to the extent that the Company or its Successor provides similar discounts generally on other products and services in similar circumstances.
Notwithstanding the foregoing, after a Change in Control, the Company or its Successor may exclude from any calculation of Net Revenue any revenue attributable to any company or asset acquired by the Company or its Successor after the date of the Change in Control, in each case, solely to the extent that such company or asset generates revenues that are unrelated to Grail Products or Services that were offered by the Company, its Successor, or their respective Affiliates, prior to such acquisition, as determined in good faith by the Board.
(c)“Operational Affiliates” means Affiliates of the Company under the Company’s control (for so long as they remain Affiliates of the Company under the Company’s control) materially engaged in operational aspects of the Company’s business, which operational aspects include laboratory operations, marketing, and distribution.
g.If the Company or its Successor is not a public reporting company, within 60 days after the end of each fiscal quarter in which any portion of the Incentive Award remains outstanding and eligible to vest, the Company shall provide to you for your review the Company’s most recent unaudited quarterly income statement and annual audited financial statements (in each case, subject to your agreeing to customary confidentiality requirements). In addition, if the Company has undergone a Change in Control, whether or not the Company or its Successor is a public reporting company, the Company or its Successor shall provide you a detailed explanation of any revenues that were excluded from Net Revenue for purposes of determining whether a portion of the Incentive Award was earned.
h.If the Company undergoes a Change in Control, thereafter for so long as any portion of the Incentive Award remains outstanding, you may, at your expense, not more often than once every
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four quarters have a certified public accountant audit the financial records of the Company (or its Successor), to determine the Net Revenue for any and all fiscal quarters that have not been previously audited by you, and the Company or its Successor will promptly make available its books and records as may be reasonably requested by your designated certified public accountant to perform the audit (subject to customary confidentiality conditions), and will make reasonably available knowledgeable personnel of the Company or its Successor to answer questions reasonably posed by the accountant in connection with the audit. If any audit reveals that Net Revenue has been understated by more than 5% for any quarter, the Company or its Successor will promptly pay the reasonable fees and expenses of your accountant in performing the audit.”
2.Conversion of Class B Common Shares. The following sentence is hereby added to the end of Section 10 of the Transition Agreement:
a.“For purposes of this Agreement, (i) “Qualified IPO” or “Qualified IPO (as defined in the Company’s Series A Preferred Stock financing documents)” means the closing of the sale of shares of Class A Common Stock to the public at a price of at least $3.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock), in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of gross proceeds to the Company; and (ii) “Qualified Public Listing” means a Qualified IPO or the Company’s shares of common stock otherwise becoming publicly traded on the Nasdaq or New York Stock Exchange. ”
3.Definitions. The definition of “Change in Control” set forth in Section 12 of the Transition Agreement is hereby deleted in its entirety and replaced with the following:
a.“ “Change in Control” means (i) the closing of a merger, consolidation, liquidation or reorganization of the Company into or with another company or other legal entity, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions; (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred). Notwithstanding the foregoing, for the avoidance of doubt, the following events shall not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an Affiliate of the Company; (C) an initial public offering of any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.”
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4.Successors. The following sentence is hereby added to the end of Section 18(b) of the Transition Agreement:
a.“ If and to the extent that this Agreement would not transfer to and become (or remain) the obligation of the Successor in a Change in Control or would be or become the obligation of an entity controlling directly or indirectly less than 75%. of the Company’s pre-closing assets immediately after such Change in Control, the Company shall require the Successor (and, if the Company ceases in the Change in Control to own or control directly or indirectly 75% of the its pre-closing assets, one or more Affiliates of the Successor that collectively control directly or indirectly at least 75% of the Company’s pre-closing assets) to expressly assume (or guarantee the obligations under) this Agreement in writing and provide a copy of the assumption (or guarantee) to you prior to or contemporaneously with the closing of Change in Control, it being understood that if the Company (or an entity with which the Company merges or consolidates) owns or controls directly or indirectly 75% of the Company’s pre-closing assets immediately after the Change in Control (and the Company or such entity with which the Company merges or consolidates continues to be obligated under this Agreement by operation of law or otherwise), then no such express assumption (or guarantee) will be required irrespective of whether the Company (or entity with which the Company merges or consolidates) is a subsidiary of a parent company Successor.”
5.No Other Amendment. This Amendment, as of the date hereof, shall be and hereby is incorporated into and forms a part of the Transition Agreement. Except as expressly set forth above, all of the terms and conditions of the Transition Agreement remain in full force and effect.
Signature Page
Please sign this letter below to indicate your acceptance of this Amendment and return to it the Company.
Very truly yours,

/s/ Hans Bishop
Hans Bishop
Chief Executive Officer
GRAIL, Inc.
I have read and understood this Amendment and hereby acknowledge, accept, and agree to the terms as set forth above as of the date first above written:

/s/ Jeffrey T. Huber	Date signed:	August 27, 2020
Jeffrey T. Huber
(Signature Page to Amendment to Transition Agreement)
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